[LETTERHEAD OF SIDLEY AUSTIN BROWN & WOOD LLP]

EXHIBIT (5) & (23)

August 29, 2003

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, New York 10080

Ladies and Gentlemen:

As your counsel, we have examined a copy of the Restated Certificate of Incorporation, as amended, of Merrill Lynch & Co., Inc. (hereinafter called the “Company”), certified by the Secretary of State of the State of Delaware. We are familiar with the corporate proceedings had in connection with the proposed issuance and sale by the Company to the Underwriter named in the Terms Agreement referred to below, pursuant to an Underwriting Agreement dated August 5, 1998 (the “Underwriting Agreement”), between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), as supplemented by the Terms Agreement dated August 25, 2003 (the “Terms Agreement”) between the Company and MLPF&S (the “Underwriter”), of 614,000 of the Company’s Interest Rate Call Warrants Linked to the Ten Year Constant Maturity U.S. Treasury Yield Expiring August 29, 2005 (the “Warrants”). We have also examined a copy of the Warrant Agreement between the Company and JPMorgan Chase Bank as Warrant Agent, dated as of August 29, 2003 (the “Warrant Agreement”), and the Company’s Registration Statements on Form S-3 (File Nos. 333-97937 and 333-105098) relating to the Warrants (the “Registration Statements”).

Based upon the foregoing and upon such further investigation as we deemed relevant in the premises, we are of the opinion that:

1.    The Company has been duly incorporated under the laws of the State of Delaware.

2.    The Warrants have been duly and validly authorized by the Company and when the Warrants have been duly executed and authenticated in accordance with the terms of the Warrant Agreement and delivered against payment therefor as set forth in the Underwriting Agreement, as supplemented by the Terms Agreement, the Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, moratorium, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and except as enforcement thereof is subject to general principles at equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

We consent to the filing of this opinion as an exhibit to the Registration Statements and as an exhibit to the Current Report of the Company on Form 8-K dated August 29, 2003. We also consent to the use of our name under the caption “United States Federal Income Taxation” in the prospectus supplement related to the offering of the Securities.

Very truly yours,

/s/    SIDLEY AUSTIN BROWN & WOOD LLP

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